Contact Gold Corp.

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
As at and for the three and nine months ended September 30, 2022 and 2021

(Expressed in Canadian dollars)

NOTICE OF NO AUDITOR REVIEW OF CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Under National Instrument 51-102, Continuous Disclosure Obligations, Part 4, subsection 4.3(3)(a), if an auditor has not performed a review of the condensed interim consolidated financial statements, they must be accompanied by a notice indicating that the condensed interim consolidated financial statements have not been reviewed by an auditor.

The accompanying unaudited condensed interim consolidated financial statements of Contact Gold Corp. (the "Company") have been prepared by and are the responsibility of the Company's management. The Company's independent auditor has not performed a review of these financial statements in accordance with the standards established by the Chartered Professional Accountants of Canada for a review of condensed interim consolidated financial statements by an entity's auditor.

Contact Gold Corp.

Condensed Interim Consolidated Statements of Financial Position

Unaudited

(Expressed in Canadian dollars)

As at
	Notes	September 30, 2022	December 31, 2021
		$	$
Assets

Current assets
Cash and cash equivalents		426,311	2,684,939
Receivables, prepaids, and deposits	5	358,066	490,232
Total current assets		784,377	3,175,171

Non-current assets
Marketable securities		-	22,500
Fixed assets		58,207	3,384
Exploration properties	6	31,262,733	28,915,805
Total non-current assets		31,320,940	28,941,689

Total assets		32,105,317	32,116,860

Liabilities and shareholders' equity

Current liabilities
Payables, accrued liabilities, and short term advance	7, 9	402,713	307,585
Cobb Creek obligation	6(c)	40,135	32,595
Lease obligation		8,318	-
Total current liabilities		451,166	340,180

Non-current liabilities
Provision for site reclamation	6(a),6(b)	152,536	141,085
Lease obligation	6, 7	36,717	-
Total non-current liabilities		189,253	141,085

Total liabilities		640,419	481,265

Shareholders' equity
Share capital	8	74,802,007	74,783,060
Contributed surplus	8(c)	7,300,729	7,235,888
Accumulated other comprehensive gain (loss)		202,095	(2,253,867)
Accumulated deficit		(50,839,933)	(48,129,486)
Total shareholders' equity		31,464,898	31,635,595

Total liabilities and shareholders' equity		32,105,317	32,116,860

Nature of operations and going concern	1, 2
Subsequent event	12

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Approved by the Board of Directors:

"Riyaz Lalani ", Director	"John Dorward ", Director

Contact Gold Corp.

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

Unaudited

(Expressed in Canadian dollars, except share amounts)

		Three months ended		Nine months ended
		September 30,	September 30,	September 30,	September 30,
	Notes	2022	2021	2022	2021
		$	$	$	$
Operating expenses:
Exploration and evaluation expenditures	6	330,074	464,068	1,256,354	2,486,577
Wages and salaries		229,370	287,392	803,830	860,849
Investor relations, promotion, and marketing		49,498	29,239	212,681	152,914
Administrative, office and general		47,734	76,974	199,245	206,454
Stock-based compensation expense	9(c)	41,209	53,743	32,788	282,805
Professional, legal, and advisory fees		7,207	91,744	160,082	609,449
Accretion of Cobb Creek obligation	6(c)	1,636	2,909	4,580	8,222
Loss from operations		706,728	1,006,069	2,669,560	4,607,270

Other expenses (income)
Foreign exchange loss (gain)		781	(17,368)	866	23,284
Interest and other income		(32,576)	-	(39,979)	(1,713)
Loss on disposal of financial assets		68,750	-	80,000	-
		36,955	(17,368)	40,887	21,571
Loss before income taxes		743,683	988,701	2,710,447	4,628,841

Income taxes		-	-	-	-

Loss for the period		743,683	988,701	2,710,447	4,628,841

Other comprehensive loss
Items that may be reclassified subsequently to net loss
Exchange differences on translation of foreign operations	6	(1,960,991)	(807,639)	(2,455,962)	(1,771)
Items that will not be reclassified subsequently to net loss
Net unrealized loss on financial assets	6(c)	-	-	-	65,000

Total loss and comprehensive loss (gain) for the period		(1,217,308)	181,062	254,485	4,692,070

Loss per Contact Share	9(e)
Basic and diluted loss per share		$0.00	$0.00	$0.01	$0.02
Weighted average number of Contact Shares (basic and diluted)		301,415,451	241,282,072	301,406,657	240,975,055

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.

Condensed Interim Consolidated Statements of Cash Flows

Unaudited

(Expressed in Canadian dollars)

	Notes	For the nine months ended
		September 30, 2022	September 30, 2021
		$	$
Cash flows from operating activities
Loss for the period		(2,710,447)	(4,628,841)
Adjusted for:
Movements in working capital:
Receivables	5	29,737	77,851
Prepaids and deposits	5	102,429	(71,564)
Payables and accrued liabilities	7	(4,872)	11,659
Stock-based compensation	8(c)	84,642	513,966
Loss recognized on disposal of financial assets		80,000	-
Accretion of Cobb Creek obligation	6(c)	4,580	8,222
Foreign exchange impact on Cobb Creek obligation		555	2,665
Amortization		7,234	4,558
Other income		-	(287)

Net cash used in operating activities		(2,406,142)	(4,081,771)

Cash flows from investing activities
Cash received from disposal of financial assets		11,250	-
Changes in working capital related to exploration property interests		-	18,863
Cash received from farm-out of South Carlin Projects	6(d)	6,414	25,432
Cash received from Fremont for Cobb Creek Option		25,656	-

Net cash due to investing activities		43,320	44,295

Cash flows from financing activities
Principal payments on lease liability	3(g)	(16,138)	-
Short-term advance from related party	7, 9	100,000	-
Changes in working capital attributable to share issue costs		-	(20,000)
Share issue costs paid on private placement		(854)	-
Net cash from (used in) financing activities		83,008	(20,000)

Effects of exchange rate changes on the balance of cash held in foreign currencies		21,186	17,559

Net decrease in cash		(2,258,628)	(4,039,917)

Cash and cash equivalents, beginning of period		2,684,939	4,753,148

Cash and cash equivalents, end of the period		426,311	713,231

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.

Condensed Interim Consolidated Statements of Changes in Shareholders' Equity

Unaudited

(Expressed in Canadian dollars, except share amounts)

	Common Shares
	Shares	Amount	Contributed surplus	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders' equity
	(Notes 8)		(Note 8)
	#	$	$	$	$	$
Balance as at December 31, 2020 (as restated - Note 13)	240,757,892	72,387,426	6,075,498	(2,045,437)	(42,455,601)	33,961,886
Shares issued pursuant to exercise of RSUs	79,735	15,150	(15,150)	-	-	-
Shares issued pursuant to exercise of DSUs	444,445	37,778	(37,778)			-
Stock-based compensation	-	-	513,966	-	-	513,966
Cumulative translation adjustment	-	-	-	(63,229)	-	(63,229)
Loss for the period	-	-	-	-	(4,628,841)	(4,628,841)
Balance as at September 30, 2021	241,282,072	72,440,354	6,536,536	(2,108,666)	(47,084,442)	29,783,782

Balance as at December 31, 2021	301,282,072	74,783,060	7,235,888	(2,253,867)	(48,129,486)	31,635,595

Shares issued pursuant to exercise of RSUs	133,379	19,801	(19,801)	-	-	-
Share issue costs		(854)				(854)
Stock-based compensation	-	-	84,642	-	-	84,642
Cumulative translation adjustment	-	-	-	2,455,962	-	2,455,962
Loss for the period	-	-	-	-	(2,710,447)	(2,710,447)

Balance as at September 30, 2022	301,415,451	74,802,007	7,300,729	202,095	(50,839,933)	31,464,898

The accompanying notes form an integral part of these condensed interim consolidated financial statements

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

1. CORPORATE INFORMATION AND NATURE OF OPERATIONS

Originally incorporated as Winwell Ventures Inc. ("Winwell") under the Business Corporations Act (Yukon) on May 26, 2000, Contact Gold Corp. (the "Company," or "Contact Gold") was continued under the laws of the State of Nevada on June 7, 2017 as part of a series of transactions that included a reverse acquisition of a non-operating company (the "RTO Transaction"), and the acquisition of a 100% interest in Clover Nevada II LLC ("Clover"), a Nevada limited liability company holding a portfolio of gold properties (the "Contact Properties") located on Nevada's Carlin, Independence and Northern Nevada Rift gold trends  (the "Clover Acquisition").

The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017.

On June 4, 2021, the Company completed an internal reorganization designed to continue and redomicile Contact Gold Corp. from incorporation in the State of Nevada to the Province of British Columbia ("BC") as part of an internal reorganization (the "Repatriation Transaction").

The Company is engaged in the acquisition, exploration, and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

2. BASIS OF PRESENTATION AND GOING CONCERN

a. Unaudited interim financial data and change of accounting policies: Re-adoption of IFRS

These unaudited condensed interim consolidated financial statements for the three- and nine-months ended September 30, 2022 and 2021 (the "Interim Financial Statements"), have been prepared in accordance with IAS 34, Interim Financial Reporting, and should be read in conjunction with the Company's annual audited consolidated financial statements for the years ended December 31, 2021 and 2020, and as at January 1, 2020, and related notes thereto (the "AFS") which have been prepared in accordance with International Financial Reporting Standards ("IFRS").

Financial information filed under the Company's issuer profile on SEDAR for the years ended December 31, 2019 and December 31, 2020, and for each of the interim periods for the year 2020, and the three-months ended March 31, 2021, inclusive were prepared in accordance with United States Generally Accepted Auditing Principles ("US GAAP").  Financial statements prepared for periods prior to this were prepared pursuant to IFRS.

Pursuant to having completed the Repatriation Transaction, and beginning with the interim period ended June 30, 2021, the Company reverted to preparing and reporting its consolidated financial statements in accordance with IFRS.  For ease of transition, the Company looked to guidance at IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors ("IAS 8"), and applied IFRS retrospectively as if Contact Gold had continued to report its consolidated financial statements pursuant to IFRS on an uninterrupted basis (the "Re-adoption").  Accordingly, the Company elected to change all of its accounting policies to comply with IFRS. IFRS differs in some respects from US GAAP and thus may not be comparable to those previously filed financial statements. Further discussion is provided in the AFS.

These Interim Financial Statements are presented on a historical cost basis, except for derivative financial instruments which have been measured at fair value, and are presented in Canadian dollars ("$"), except where otherwise indicated. Amounts in United States dollars are presented as "USD". The Company uses the same accounting policies and methods of computation across all periods presented in the Interim Financial Statements pursuant to the Re-adoption.

In the opinion of management, the Interim Financial Statements reflect all normal and recurring adjustments necessary for the fair presentation of the Company's financial position as at September 30, 2022, and September 30, 2021, and results of its operations for each of the three- and nine-month periods there ended. The results for three- and nine- month periods ended September 30, 2022 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2022, or for any other future annual or interim period.

The Board of Directors of the Company (the "Board") authorized the Interim Financial Statements for issuance on November 28, 2022.

b. Going concern

The Interim Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

2. BASIS OF PRESENTATION AND GOING CONCERN (continued)

b. Going concern (continued)

In March 2020, the World Health Organization declared coronavirus COVID-19 ("COVID-19") a global pandemic. This contagious disease outbreak, which has continued to mutate and spread has adversely affected workforces, economies, and financial markets globally, giving rise to broad market volatility and uncertainty, and potentially leading to an economic downturn.  The effect of the COVID-19 virus, the impact of mutations and variants thereof,  and the actions recommended to combat the virus are changing constantly. As of the date these financial statements are issued, management doesn't believe that COVID-19 has had a negative impact on the Company's operations, but are aware that it may impact the Company's ability to raise money or ability to access and explore its properties should travel restrictions be extended or expanded in scope. It is not possible for the Company to predict the duration, evolution, or magnitude of the adverse results of the outbreak or its effects on the Company's business or ability to raise funds.

Recent events in Europe prompted by the conflict in Ukraine, and the response from multiple countries, corporations and governmental agencies may have far reaching impacts on commodity prices, foreign currency exchange rates, and the price of publicly traded companies. The uncertainty and increasing volatility of the situation in Europe, and consequentially in the capital markets may impact the Company's business and the ability to raise new capital.

Contact Gold recorded a loss of $2.71 million and a comprehensive gain of $2.46 million for the nine months ended September 30, 2022.  As at September 30, 2022,  Contact Gold has an accumulated deficit of $50.84 million, and working capital of $0.33 million.  The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.

Contact Gold's continuation as a going concern depends on its ability to successfully raise capital.  Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company; therefore giving rise to a material uncertainty which may cast significant doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date of these Financial Statements.  Consequently, management is pursuing various financing alternatives to fund operations and advance its business plan. To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk. In order to satisfy its capital requirements and undertake its planned exploration program into 2023 the Company acknowledges that it will likely be necessary to raise funds through the issuance of new Contact Shares. There is no guarantee that any contemplated transaction will be concluded.

3. MATERIAL ACCOUNTING POLICY INFORMATION

See Note 3 - Material Accounting Policy Information contained in the AFS.

a. Basis of consolidation

The Interim Financial Statements include the financial statements of the parent company, Contact Gold Corp., and its subsidiaries, as listed below:

Name of subsidiary	Principal activity	Location	Ownership interest
Carlin Opportunities Inc. ("Carlin")	Holding company	Canada	100%
Contact Gold US Holding Corp. ("CGUS")	Holding company	United States	100%
Clover Nevada II LLC ("Clover")	Mineral exploration	United States	100%

Pursuant to having completed the RTO Transaction on June 7, 2017, Carlin was identified as the accounting acquirer and is presented in the Interim Financial Statements as the parent company.

All significant intercompany transactions are eliminated on consolidation.

b. Foreign exchange

Items included in the Interim Financial Statements are measured using the currency of the primary economic environment in which the Company operates (the "functional currency").  Each of Carlin and Contact Gold Corp. raise financing and incur expenditures in Canadian dollars, giving rise to a $ functional currency; Clover and CGUS generally incur expenditures and receive funding from the Company in United States dollars ("USD"), and accordingly have a USD functional currency.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3.  MATERIAL ACCOUNTING POLICY INFORMATION (continued)

b. Foreign exchange (continued)

Determination of functional currency involves certain judgments to determine the primary economic environment in which the company operates, and management of the parent entity reconsiders the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment.

In preparing the Interim Financial Statements, transactions in currencies other than the Company's functional currency are recorded at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities that are in a currency other than $ are retranslated at the rates prevailing at that date, giving rise to foreign exchange gains and losses in the consolidated statements of loss and comprehensive loss. Foreign currency non-monetary items that are measured in terms of historical cost are not retranslated.

Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case, the exchange rates at the dates of the transactions are used.

c. Exploration property acquisition costs

Exploration property acquisition costs are capitalized. The application of the Company's accounting policy for exploration property acquisition and transaction costs requires judgment to determine the type and amount of such costs to be capitalized.  Capitalized acquisition costs are written down in the period in which it is determined that the exploration property has no future economic value.  Capitalized amounts may be impaired if future cash flows, including potential sales proceeds, related to the property are estimated to be less than the carrying value of the property.  Management of Contact Gold reviews the carrying value of each exploration property interest periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable, the amount is adjusted. Judgment is required to determine whether future economic benefits are likely, from either future exploitation or sale, or whether activities have not reached a stage that permits a reasonable assessment of the existence of reserves

The acquisition of title to exploration properties is a complicated and uncertain process. Although management of Contact Gold take steps to verify title to exploration properties in which it holds an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title. Property title may be subject to unregistered prior transfer, agreements or net smelter returns ("NSR") royalty interests, and/or may be affected by undetected defects. Furthermore, resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.  Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies.

There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

Upon abandonment or disposal (including farm-out transaction), any consideration received is credited against the carrying amount of the exploration and evaluation property interests, with any excess consideration greater than the carrying amount included as a gain in profit or loss.

d. Exploration property claims maintenance fees

Claims maintenance fees paid to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees"), are accounted for as prepaid assets and amortized over the course of the period through which they provide access and title.

Such fees, paid to the BLM, cover the twelve-month period ranging from September 1 to August 31 of the subsequent year.  Fees paid to the respective Nevada counties cover the twelve-month period from November 1 to October 31 of the subsequent year. Prepaid Claims Maintenance fees are written down in the period in which it is determined that the related exploration property has no future economic value.

Fees paid pursuant to private property lease and other similar land use arrangements are expensed in the period in which they are due and paid.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

e. Exploration and evaluation expenditures

With the exception of Claims Maintenance fees, exploration expenditures, including property lease, and advance royalty payments, are expensed as incurred. When it has been established that a mineral deposit can be commercially mined and a decision has been made to formulate a mining plan (which occurs upon completion of a positive economic analysis of the mineral deposit), the costs subsequently incurred to develop the mine prior to the start of mining operations will be capitalized. Capitalized amounts may be written down if future cash flows, including potential sales proceeds, related to an exploration property are estimated to be less than the carrying value of the property.

None of the Company's properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage.  Capital expenditures to bring a property to a commercial production stage are also significant. To date, no amounts have been capitalized in respect of development activities. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production

Contact Gold's election to expense exploration and evaluation expenditures, will likely result in the Company reporting larger losses than other companies in the exploration stage who have elected to capitalize expenditures relating to the exploration and advancement of mineral property interests. As a result, the Company's financial results may not be directly comparable to the financial statements of companies in the exploration stage.

f. Plant and equipment

Plant and equipment is carried at cost, less accumulated depreciation and accumulated impairment losses. Cost consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located. Subsequent costs are included in the asset's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. Repairs and maintenance costs are charged to the consolidated statement of loss during the period in which they are incurred. Useful lives are determined by management on an asset-by-asset basis upon initial recognition.

Depreciation expense of assets used in exploration is captured as part of the aggregate exploration and evaluation expenditure recognized on the consolidated statement of loss during the period to which it relates. Management reviews the estimated useful lives, residual values and depreciation methods of the Company's plant and equipment at the end of each financial year and when events and circumstances indicate that such a review should be made. Changes to estimated useful lives, residual values or depreciation methods resulting from such review are accounted for prospectively. Depreciation expense of right-of-use assets are depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of plant and equipment.

g. Leases

Lessees are required to initially recognize a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term. The right-to-use asset is initially measured at cost, which comprises the initial amount of the lease liability, adjusted for lease prepayments, lease incentives received, the lessee's initial direct cost (e.g., commissions) and an estimate of restoration, removal and dismantling costs.

The lease liability is initially measured at the present value of the lease payments to be made over the lease term, using the implicit interest rate (if available) or incremental borrowing rate for the present value determination. Subsequently, lessees accrete the lease liability to reflect interest and reduce the liability to reflect lease payments made, and the related right-of-use asset is depreciated in accordance with the depreciation requirements of IAS 16 Property, Plant and Equipment and the Company's depreciation policies. Right-of-use assets are subject to impairment testing under IAS 36 Impairment of Assets. Short-term leases and leases with low value underlying assets are recognized on a straight-line basis in the Company's consolidated statements of loss and comprehensive loss.

The current and non-current obligation related to the vehicle lease at September 30, 2022 is $8,318 and $36,717, respectively. The Company paid $16,138 toward the principal, and $4,762 in interest expense during the nine months ended September 30, 2022 (Note 6).

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3. MATERIAL ACCOUNTING POLICY INFORMATION (continued)

h. Recently adopted accounting standards and pronouncements

On February 12, 2021, the IASB issued, "Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)" providing guidance intended to help preparers in deciding which accounting policies to disclose in their financial statements.  IAS 1, "Presentation of Financial Statements" has been amended in the following ways:

  An entity is now required to disclose its material accounting policy information instead of its significant accounting policies;

  several paragraphs are added to explain how an entity can identify material accounting policy information and to give examples of when accounting policy information is likely to be material;

  the amendments clarify that accounting policy information may be material because of its nature, even if the related amounts are immaterial;

  the amendments clarify that accounting policy information is material if users of an entity's financial statements would need it to understand other material information in the financial statements; and

  the amendments clarify that if an entity discloses immaterial accounting policy information, such information shall not obscure material accounting policy information.

IFRS Practice Statement 2 has been amended by adding guidance and examples to explain and demonstrate the application of what was outlined as a 'four-step materiality process' to accounting policy information in order to support the amendments to IAS 1.

Although the amendment guidance is effective for annual periods beginning on or after January 1, 2023, the Company has early adopted this updated disclosure beginning January 1, 2021.

i. Accounting policies not yet adopted

On January 23, 2020, the IASB issued amendments to IAS 1, Presentation of Financial Statements, to clarify the classification of liabilities as current or non-current. On July 15, 2020, the IASB issued an amendment to defer the effective date by one year. For the purposes of non-current classification, the amendments removed the requirement for a right to defer settlement or roll over of a liability for at least twelve months to be unconditional. Instead, such a right must have substance and exist at the end of the reporting period. The amendments also clarify how a company classifies a liability that includes a counterparty conversion option. The amendments state that:

- settlement of a liability includes transferring a company's own equity instruments to the counterparty, and

- when classifying liabilities as current or non-current a company can ignore only those conversion options that are recognized as equity

The amendments are effective for annual periods beginning on or after January 1, 2023. Early adoption is permitted. The Company is currently assessing the impact of the standard on the financial statements.

4. CRITICAL ACCOUNTING JUDGMENTS, ESTIMATES, AND RISKS

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Interim Financial Statements and the reported amounts of expenses during the reporting period. Estimates and judgments are regularly evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from the amounts estimated in these Interim Financial Statements; uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.  To the extent there are material differences between estimates and the actual results, future results of operations will be affected.

The more significant areas requiring the use of management's judgments, estimates, and assumptions include: the type and amount of exploration property acquisition and transaction costs eligible for capitalization; the assessment of indicators of impairment of exploration properties; the valuation of share-based compensation; whether a contract is or contains a lease; and whether accounting policies are material enough to merit disclosure or not.

Further information on management's judgments, estimates, and assumptions and how they may impact results are described in the relevant notes to these Interim Financial Statements.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

5. RECEIVABLES, PREPAIDS, AND DEPOSITS

The amounts receivable relate to recoverable sales taxes.

Prepaid expenses include $256,388 in Claims Maintenance fees (December 31, 2021: $208,908; and January 1, 2021: $256,298).

The Company is party to a surety bonding arrangement with a third-party (the "Surety Agent") whereby the Company's reclamation bonding obligations are met by deposits made by the Surety Agent.  A finance fee of $16,115 (USD 12,562) for the nine months ended September 30, 2022 (September 30, 2021: $17,144 (USD 13,701)) was charged on the balance of the amount advanced and deposited by the Surety Agent. As at September 30, 2022, a total of $765,906 (USD 558,770) (December 31, 2021: USD 558,770) in bonding had been placed by the Surety Agent.

6. EXPLORATION PROPERTIES

The Contact Properties include exploration property claims contiguous to the original tenure and new property interests ("Additions").  Since inception, the Company has also either vended or determined to abandon or impair certain properties.

	Green Springs	Pony Creek	Cobb Creek	Portfolio properties	Total
	(a)	(b)	(c)	(d)
	$	$	$	$	$
December 31, 2020	574,510	26,150,458	27,356	2,470,054	29,222,378
Additions	61,970	-	-	-	61,970
Recovery from earn-in	-	-	(27,208)	(56,939)	(84,147)
Impairments	-	-	-	(161,733)	(161,733)
Foreign Exchange	(1,017)	(110,910)	(148)	(10,588)	(122,663)
December 31, 2021	635,463	26,039,548	-	2,240,794	28,915,805
Foreign Exchange	51,577	2,113,479	-	181,872	2,346,928
September 30, 2022	687,040	28,153,027	-	2,422,666	31,262,733

With the exception of the Cobb Creek property (nil%), the Contact Properties each carry an NSR royalty of between 2% and 4.5%, some of which include buy-down options.

Specific Contact Properties for which there were changes during the periods presented:

a) Green Springs

The past-producing Green Springs gold property ("Green Springs") is located at the southern end of Nevada's Carlin Trend.  On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Gold Royalty Corp. ("GRC"), whereby Clover shall have an option to purchase a 100% interest in the property.

A payment of 362,941 Contact Shares ($66,960) was made to GRC on July 23, 2020, in satisfaction of the first anniversary payment obligation of USD 50,000. The USD 50,000 ($61,970) second anniversary payment was made in cash in July 2021. In exchange for a payment of USD 2,500, GRC agreed to defer the third anniversary payment by one year.  Accordingly, a final payment of USD 150,000, paid by the fourth anniversary of the agreement, will satisfy the Green Springs Option.  Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Contact Shares.  Payment of all amounts can be accelerated and completed at any time.

Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other requires an annual payment in cash equal to the value of 20 ounces of gold. Existing royalties on certain mineral property claims that comprise Green Springs range from 3% to 4.5%, based on historical underlying agreements.

An estimate for reclamation costs of $87,117 (December 31, 2021: $80,577) is included in the value of Green Springs (Note 7).

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

6. EXPLORATION PROPERTIES (continued)

b) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada. There is a 3% NSR royalty in favour of an affiliate of Sandstorm Gold Ltd ("Sandstorm") on those claims that comprise Pony Creek acquired in the Clover Acquisition.

Pony Creek also includes the claim packages formerly known as Lumps, Umps, and East Bailey (together, "East Bailey"). There are NSR royalties of 2% and 3% on certain of the East Bailey claims, up to 2% of which can be bought back for USD 1,000,000 per 1%, prior to September 2030. Advance royalty payments are also due annually; the amount paid in September 2021 was USD 25,000 ($31,507). The payment originally due in September 2022 has been waived by the counterparty.

Estimated reclamation costs of $65,419 (December 31, 2021: $60,508) are included in the value of Pony Creek (Note 7).

c) Cobb Creek

The Cobb Creek exploration property ("Cobb Creek") is located along the Independence Trend in Elko County, Nevada. The Company acquired a 49% interest in Cobb Creek pursuant to the Clover Acquisition, and the remaining 51% interest, and related historic data in a separate transaction from the "Cobb Counterparty".  Consideration due to the Cobb Counterparty is payable as six annual payments of USD 30,000, the first of which was paid on closing of the agreement ($38,379).  The discounted value of the annual payments at the time of the transaction was $114,329 (the "Cobb Creek obligation").  The total value of the Cobb Creek obligation was recognized as a financial liability at amortized cost, determined with an interest rate of 18.99%, in line with the effective rate determined for the Company's previously issued non-voting preferred shares.

The remaining Cobb Creek obligation is recorded to the consolidated statements of financial position as a current ($40,135) liability as at September 30, 2022 (current liability of $32,595 as at December 31, 2021).  Accretion expense of $4,580, and a foreign exchange loss of $555 have been recorded within loss and other comprehensive loss for the nine months ended September 30, 2022 (2021: accretion of $8,222 and foreign exchange gain of $2,665).

By an agreement dated September 27, 2019, as amended (the "Cobb Creek Option"), Clover agreed to farm-out 100% of its interest in Cobb Creek to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont.  Subsequent to period end Fremont made the final USD 30,000 payment to the Cobb Counterparty on behalf of Contact Gold (Note 12).

Initial consideration received for the Cobb Creek Option included: (i) 750,000 common shares of Fremont ("Fremont Shares") ($41,250), (ii) reimbursement of USD 6,000 ($7,949) for a portion of the prior year payment to the Cobb Counterparty, and (iii) reimbursement for the November 2019 payment to the Cobb Counterparty of USD 30,000 ($38,964).  Fremont also reimbursed the Company USD 29,569 ($38,407) in 2019 for certain claims-related holding costs, the amount of which was applied against prepaid Claims Maintenance fees. Upon completion of the farm-out, Fremont will award Clover a 2% NSR royalty on Cobb Creek.

In satisfaction of the first anniversary payment obligation under the Cobb Creek Option, Fremont issued 750,000 Fremont Shares to the Company on September 25, 2020 (USD 50,388 ($67,500)). Pursuant to an amendment to the Cobb Creek Option, Contact Gold agreed to reduce the amount payable by Fremont in 2020 from USD 30,000 to USD 15,000 in exchange for 500,000 additional Fremont Shares (the "Additional Shares").  The Additional Shares were issued to the Company on October 26, 2020 ($45,000).

During the nine months ended September 30, 2022 the Company disposed of the remaining balance of Fremont Shares for proceeds of $11,250. An amount of $68,750 previously recognized in other comprehensive loss was consequently reclassified to net loss for the period.

In order to continue to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following remaining consideration to the Company:

  Anniversary 4 (Year 5) USD 25,000
  Anniversary 5 (Year 6) USD 35,000
  Anniversary 6 (Year 7) USD 45,000
  Anniversary 7 (Year 8) USD 55,000
  Anniversary 8 (Year 9) USD 65,000
  Anniversary 9 (Year 10) USD 75,000

The value of the Fremont Shares and cash amounts received from Fremont, including payments by Fremont to the Cobb Counterparty, have been initially applied against the carrying value of Cobb Creek, with amounts in excess included in Other Income.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

6. EXPLORATION PROPERTIES (continued)

d) Portfolio Properties

South Carlin Projects (North Star, Dixie Flats, and Woodruff)

The North Star property is located approximately eight kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada.  An affiliate of Sandstorm holds a 3% NSR royalty on the North Star property.

The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Sandstorm.

By an agreement dated January 11, 2021 (the "South Carlin and Woodruff Agreement"), Clover granted an arms' length private company (the "Optionor") the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star, and Woodruff properties (together, the "South Carlin Projects"), subject to a 0.25% in addition to those payable to an affiliate to Waterton Nevada Splitter, LLC ("Waterton Nevada"), the entity from whom Contact Gold initially acquired most of the Contact Properties.  The Company received USD 20,000 ($25,432) and a reimbursement of Claims Maintenance fees of USD 31,417 ($39,950), upon execution of the agreement.

The Optionor subsequently entered into a sub-option agreement with another party (the "Sub-Optionee"), a private entity.  The Sub-Optionee consequently assumed the Optionor's obligations, which upon satisfaction, will result in the transfer of interest in the properties.

By an amending agreement dated, August 18, 2022, the Company and the Optionor agreed adjust the schedule of remaining payments required to keep the option in good standing as follows:

Amount	Due Date of Payment
USD 5,000	Upon execution of the amending agreement (paid)
USD 10,000	second anniversary of the agreement
USD 50,000	third anniversary of the agreement
USD 75,000	annually on each of the fourth through the eighth anniversaries of the agreement

Shares of the Sub-Optionee	Required Date of Issuance

The greater of 200,000 shares and the number of shares equal to 2% of the Sub-Optionee's issued and outstanding common shares on the date that its shares commence trading on a recognized stock exchange (the "Listing Date")

the Listing Date

The greater of 300,000 shares and the number of shares equal to 2% of the Sub-Optionee's issued and outstanding common shares on the date of issuance, including all shares that the Sub-Optionee has previously issued to Clover first anniversary of the Listing Date

The greater of 350,000 shares and the number of shares equal to 2% of the Sub-Optionee's issued and outstanding common shares on the date of issuance, including all shares that the Sub-Optionee has previously issued to Clover second anniversary of the Listing Date

The greater of 350,000 shares and the number of shares equal to 3% of the Sub-Optionee's issued and outstanding common shares on the date of issuance, including all shares that the Sub-Optionee has previously issued to Clover third anniversary of the Listing Date

The greater of 400,000 shares and the number of shares equal to 3% of the Sub-Optionee's issued and outstanding common shares on the date of issuance, including all shares that the Sub-Optionee has previously issued to Clover fourth anniversary of the Listing Date
The number of shares equal to 5% of the Sub-Optionee's issued and outstanding common shares on the date of issuance, including all shares that the Sub-Optionee has previously issued to Clover	the Earn-In Date

Once the Optionor has made an aggregate of USD 500,000 in cash payments and, once the Sub-Optionee has satisfied the obligation to issue its shares to the Company, it shall be deemed to have earned in to a 100% interest in the South Carlin Projects, subject to existing NSR royalties payable to Sandstorm, and an additional 0.25% NSR royalty on the Dixie Flats property, payable to the Company.

As of September 30, 2022, the Sub-Optionee is not publicly traded; no share consideration has been received by the Company.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

6. EXPLORATION PROPERTIES (continued)

d) Portfolio Properties (continued)

Pursuant to the Company's assessment of the value of the South Carlin Projects, the Company wrote-down the value of North Star by $585,651 to $nil, and Dixie Flats by $2,612,547 to $738,044 as at December 31, 2020.  The Woodruff property had previously been written down, and was determined to hold -nil value in the South Carlin and Woodruff Agreement.

Remaining Portfolio Properties

The remaining balance of the Portfolio Properties includes the value of the Wilson Peak property, and the Rock Creek property.

Expenditures

Exploration and evaluation expenditures, including ongoing amortization of prepaid Claims Maintenance fees (Note 5), have been expensed in the consolidated statements of loss and comprehensive loss.  Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Nine months ended
	September 30, 2022	September 30, 2021
Drilling, assaying & geochemistry	$337,570	$1,029,750
Amortization of Claims Maintenance fees	328,172	352,666
Wages and salaries, including share-based compensation	283,632	443,503
Permitting and environmental monitoring	189,462	124,921
Geological contractors/consultants & related crew care costs	117,518	535,737
Expenditures for the period	$1,256,354	$2,486,577
Cumulative balance	$19,059,968	$17,501,111

Wages and salaries during the nine months ended September 30, 2022, include stock-based compensation of $11,854 (nine months ended September 30, 2021: $93,661) (Note 9(c)).  An amount of $7,234 in depreciation expense arising from the use of fixed assets at Pony Creek and Green Springs, and $4,762 relating to the interest expense arising on the leased vehicle has been included in the amount reported as geological contractors/consultants & related crew care costs for the nine months ended September 30, 2022 (nine months ended September 30, 2021: $4,558).

Depreciation arises on a leased pick-up truck and an XRF machine (aggregate carrying value at September 30, 2022: $58,208)

Details of exploration and evaluation expenditures incurred and expensed on the Contact Properties in the respective years ended, are as follows:

	Nine months ended
	September 30, 2022	September 30, 2021
Green Springs	$964,421	$2,213,652
Pony Creek	261,228	241,419
Portfolio properties	30,705	31,506
Expenditures for the period	$1,256,354	$2,486,577
Cumulative balance	$19,059,968	$17,501,111

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

7. PAYABLES, ACCRUED LIABILITIES, SHORT-TERM ADVANCE

	As at	As at
	September 30, 2022	September 30, 2021
Short-term Advance	$100,000	$-
Payables	$111,950	$128,338
Accrued liabilities	190,763	179,247
	$402,713	$307,585

Payables and accrued liabilities are non-interest bearing.  The Company's normal practice is to settle payables within 30-days, or as credit arrangements will allow.

Short-term Advance

An officer of the Company advanced $100,000 in working capital to Contact Gold during the nine-month period ended September 30, 2022. The short-term advance is unsecured, non-interest bearing, and is due on demand (Note 9).

Non-current liabilities

As at September 30, 2022,  the Company recognised a reclamation obligation of $152,536 (December 31, 2021: $141,085) relating to disturbance at Green Springs and Pony Creek (Notes 6(a) and 6(b)).  The balance has been included as a non-current obligation reflective of the estimated future timing of related reclamation and remediation activities.

The obligation arising on the pick-up truck lease was initially measured at the present value of the lease payments to be made over the 48- month lease term, using the implicit in the lease of 22% (annual). Lease liability calculations were based on the assumption that the purchase option will be exercised at the end of the lease term (Note 6).

8. SHARE CAPITAL AND CONTRIBUTED SURPLUS

The Company's authorized share capital consists of an unlimited number of Contact Shares with no par value:

a) Issued and outstanding common shares of the Company ("Contact Shares")

Changes in the number of issued Contact Shares during the nine months ended September 30, 2022:

(i) Exercise of restricted share units ("RSUs"): On January 18, 2022, 133,379 RSUs were exercised, resulting in the issuance of 133,379 Contact Shares (Note 8(c)(iii)).

The private placement financing of Contact Shares announced by the Company on June 21, 2022, was terminated with no Contact Shares issued.

Changes in the number of issued Contact Shares during the nine months ended September 30, 2021:

(ii) Exercise of RSUs: On March 10, 2021, 54,215 RSUs were exercised, and on March 31, 2021, a further 25,520 RSUs were exercised, resulting in the aggregate issuance of 79,735 Contact Shares (Note 8(c)(iii)).

(iii) Exercise of DSUs: On June 24, 2021, 444,445 DSUs were exercised, resulting in the issuance of 444,445 Contact Shares (Note 8(c)(ii)).

b) Warrants

Warrant transactions and the number of warrants outstanding are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding as at January 1, 2021	53,550,125	$0.24
Warrants issued November 25, 2021	28,800,000	$0.075
Warrants issued December 6, 2021	1,200,000	$0.075
Outstanding as at December 31, 2021	83,550,125	$0.18
Expired, unexercised	(53,550,125)	$0.24
Outstanding as at September 30, 2022	30,000,000	$0.075

Warrants issued on November 25, 2021 and December 6, 2021 entitle the holder to purchase an additional Contact Share at a price of $0.075 per share for a period of 24 months from the closing date of the respective tranche (the "Expiry Date"). In the event that at any time between four months and one day following the closing date and the Expiry Date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.15 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the Warrants by giving notice to the holders thereof and in such case the Warrants will expire on the 30th day after the date such notice is provided.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8. SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b) Warrants (continued)

The remaining contractual life of Warrants outstanding as at September 30, 2022, is 1.15 years (December 31, 2021 is 1.10 years).

The fair value of each Warrant issued was determined using the Black Scholes valuation model; the significant inputs into the model were:

	2021 Warrants (November tranche)	2021 Warrants (December tranche)
Share price	$0.05	$0.05
Exercise price	$0.075	$0.075
Volatility	94%(1)	93%(1)
Annual risk-free interest rate	1.05%	1.06%
Expiry dates	November-24-2023	Dec-6-2023
Fair value per Warrant	$0.02	$0.02
Total value of issued Warrants	$567,008	$23,518

(1) Volatility determined with reference to the Company's historical data matching the period of the Warrant's expected life.

(2) Volatility determined with reference to the Company's historical data matching the period of the Warrant's expected life and adjusted to better align with that which was recognized in determining the original value of the host instrument of the Preferred Shares.

c) Equity remuneration

Pursuant to the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan"), the Company has established an equity remuneration plan, that contemplates the award of stock options to purchase a Contact Share ("Options"), Restricted Shares, RSUs, DSUs, and certain other security-based compensation in compliance with the TSXV's policy for granting such awards.

Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed (in aggregate) that number which is equal to 10% of the number of issued and outstanding Contact Shares.

Stock-based compensation expense of $32,788 for the nine months ended September 30, 2022 (nine months ended September 30, 2021: $282,805), reflects the reversal of $74,813 previously recorded as a result of a forfeiture of certain Options, net of the impact of $27,606 arising on the accelerated recognition of the expense of previously-awarded Options that were cancelled during the nine months ended September 30, 2022 pursuant to a determination not to continue with the engagement of certain optionholders.  An additional amount of stock-based compensation expense of $11,854 was recognized in exploration and evaluation expenditures for nine months ended September 30, 2022 (nine months ended September 30, 2021: $93,661) (Note 6).

i) Options

Under the Incentive Plan, the exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant.  All Options granted to date have a five-year expiry from the date of grant. Vesting of Options is determined by the Board at the time of grant.

Subject to discretion of the Board and normal course regulatory approvals, Contact Shares are issued from treasury in settlement of Options exercised; otherwise, the value of such Contact Shares may be payable in cash.

A summary of the changes in Options is presented below:

	Number of Options	Weighted Average Exercise Price $
Outstanding as at January 31, 2021	11,532,500	0.27
Granted	125,000	0.08
Cancelled	(712,500)	0.27
Outstanding as at December 31, 2021	10,945,000	0.27
Granted	2,080,000	0.05
Forfeited	(869,167)	0.13
Cancelled	(454,167)	0.18
Outstanding as at September 30, 2022	11,701,666	0.23

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8. SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

c) Equity remuneration (continued)

i) Options (continued)

Options outstanding as of September 30, 2022:

Grant Date	Number of Options	Exercise Price	Vesting
September 11, 2017	100,000	$0.75	vesting in thirds over a period of three years
November 24, 2017	200,000	$0.58	vesting in thirds over a period of three years
March 27, 2018	3,575,000	$0.39	vesting in thirds over a period of three years
May 28, 2018	150,000	$0.295	vesting in thirds over a period of three years
April 3, 2019	1,370,000	$0.275	vesting in thirds over a period of three years
January 16, 2020	1,700,000	$0.19	vesting in thirds over a period of three years
December 23, 2020	2,441,166	$0.12	vesting in thirds over a period of three years
August 16, 2021	125,000	$0.08	vesting in thirds over a period of three years
May 30, 2022	2,040,000	$0.05	vesting in thirds over a period of three years
	11,701,666

As at September 30, 2022, 2022, 7,395,000 Options have vested (December 31, 2021: 7,013,333).

For the purposes of estimating the fair value of Options using the Black-Scholes option-pricing model ("Black-Scholes"), certain assumptions are made such as expected dividend yield, volatility of the market price of the Contact Shares, risk-free interest rates and expected average life of the Options. To date, Contact Gold has based its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company's Options exceeded the Company's trading history at the those times when an award was made.

There 2,080,000 Options awarded during the nine-months ended September 30, 2022.  The weighted average fair value of Options granted during 2022, determined using Black-Scholes was $0.05 (weighted average fair value to date: $0.23) per Option.  The remaining average contractual life of Options outstanding is 2.20 years.

ii) Deferred Share Units

DSUs granted under the Contact Gold Deferred Share Unit Plan to Directors of the Company, have no expiration date and are redeemable upon termination of service.  Transactions relating to DSUs are summarised below:

Outstanding as at December 31, 2020	1,429,494
Granted	2,083,122
Exercised	(444,445)
Outstanding as at December 31, 2021	3,068,171
Granted	888,887
Outstanding as at September 30, 2022	3,957,058

During the nine months ended September 30, 2022, an amount of $40,000 was recognized to the value of contributed surplus relating to the award of DSUs during the period (2021: $137,500). Additional awards of DSU's related to the three-months ended June 30, 2022, and September 30, 2022, respectively, were deferred, though the associated value of these awards have been accrued for as an obligation at September 30, 2022 (Note 7).

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8. SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

c)    Equity remuneration (continued)

iii) Restricted Share Units

On May 30, 2022, the Board awarded 195,000 RSUs with an aggregate fair value of $6,825 to certain officers and employees of the Company.  The RSUs vest in thirds over a period of three years, and each has an expiry date of December 31, 2025.

Transactions relating to RSUs are summarised below:

Outstanding as at December 31, 2020	561,710
Granted	-
Exercised	(79,735)
Forfeited	(52,600)
Outstanding as at December 31, 2021	429,375
Granted	195,000
Exercised	(133,379)
Outstanding as at September 30, 2022	490,996

During the nine months ended September 30, 2022, a total of $19,492 was recognized in stock-based compensation relating to the RSUs, including $3,883 recognised in exploration and evaluation (nine months ended September 2021: $21,037, and $6,187, respectively).

d) Escrowed Contact Shares and other restrictions and obligations

So long as Waterton Precious Metals Fund II, Cayman ("Waterton"), holds at least 15% of the issued and outstanding Contact Shares it has the right to maintain its pro rata interest in the Company in subsequent financings.  Waterton Nevada also holds certain registration rights as it relates to offerings of Contact Shares.

e) Gain or loss per share

Gain or loss per share is calculated by dividing the net loss available to common shareholders by the weighted average number of Contact Shares outstanding during the reporting period. The calculation of diluted earnings per share assumes that outstanding options and warrants are exercised and the proceeds are used to repurchase Contact Shares at the average market price of the shares for the period. The effect is to increase the number of shares used to calculate diluted earnings per share relative to basic earnings per share and is only recognized when the effect is dilutive.

The calculation of basic and diluted gain or loss per Contact Share for the nine months ended September 30, 2022, was based on the loss attributable to common shareholders of $2,710,447 (nine months ended September 30, 2021: $4,628,841), and a weighted average number of Contact Shares outstanding of 301,406,657 (nine months ended September 30, 2021: 240,975,055).

Diluted gain or loss per share did not include the effect of 11,701,666 Options (2021: 10,945,000) as they are anti-dilutive.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

9. RELATED PARTIES

In addition to the officers and directors of the Company, Contact Gold's related parties include (i) its subsidiaries; (ii) Waterton as a reflection of its approximate 33.4% ownership interest in the Company at September 30, 2022, and the right it holds to put forward two nominees to the Board; and (iii) Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director of the Company, is a principal.

Compensation of key management personnel

Key management includes members of the Board, the President and Chief Executive Officer, the Chief Financial Officer & VP Strategy, the VP Exploration, and prior to his resignation in May 2022, the Company's Executive Vice-President.  The aggregate total compensation paid to key management for employee services is shown below:

	Nine months ended
	September 30, 2022	September 30, 2021
Salaries and other short-term employee benefits	$613,908	$649,815
Share-based payments and Restricted Shares	186,228	318,437
Total	$800,136	$968,252

As at September 30, 2022, there was an amount of $22,500 in compensation payable to the President & CEO (December 31, 2021: $nil).

Options have previously been granted, and director fees were paid and payable (in the form of DSUs) to each of the independent members of the Board, including Mr. Charlie Davies, one of Waterton Nevada's Board nominees. Mr. Davies is an employee of an affiliate of Waterton Nevada.

An amount of $25,000 (nine months ended September 30, 2021: $45,000) was invoiced by Cairn for employee services; $nil is payable at September 30, 2022 (December 31, 2021: $-nil).  Prior to his stepping down from his position as an officer of the Company, Mr. Farncomb's base salary was paid in part directly, and in part to Cairn in consideration of general management and administrative services rendered through Cairn.

10. SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments.  The Contact Properties (Note 6), and prepaids relating to Claims maintenance fees, are held by the Company in Nevada.  The remaining assets, including cash and cash equivalents, the remaining balance of prepaids, and receivables reside in both of the Company's two geographic locations.

The Company is not exposed to significant operating risks as a consequence of the concentration of its assets in the United States. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Nine months ended
	September 30, 2022	September 30, 2021
Canada	$1,316,828	$2,084,655
United States	1,393,619	2,544,186
	$2,710,447	$4,628,841

Significant non-cash items reflected in the net loss attributable to Canada, include stock-based compensation expense, and non-cash items which are attributable to the United States includes stock-based compensation expense attributed to mineral properties.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

11. MANAGEMENT OF CAPITAL AND FINANCIAL RISKS

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company's current capital consists of equity funding raised through issuances of Contact Shares, and a deficit incurred through operations.

The Company relies upon management to manage capital in order to safeguard the Company's ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company manages its capital structure in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash; and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate this, management prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. The Company believes that this approach is reasonable given its relative size and stage.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group, nor are there any externally imposed capital requirements.

There were no changes in the Company's approach to capital management during the nine months ended September 30, 2022.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and accrued liabilities, and the Cobb Creek obligation.  It is management's opinion that (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values.

As the Company is currently in the exploration phase, none of its financial instruments are exposed to commodity price risk; however, the Company's ability to obtain long-term financing and its economic viability may be affected by commodity price volatility.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits.

As at September 30, 2022, the balance of cash and cash equivalents held on deposit was $426,311 (December 31, 2021: $2,684,939).  The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

11. MANAGEMENT OF CAPITAL AND FINANCIAL RISKS (continued)

Financial Risk Management (continued)

Fair Value Estimation

The carrying value of the Company's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's exploration property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $1,625 increase or decrease respectively, in the Company's cash balance at September 30, 2022. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

12. SUBSEQUENT EVENTS

Cobb Creek - completion of earn-in

Subsequent to period end Fremont made the final USD 30,000 payment to the Cobb Counterparty on behalf of Contact Gold.  The Company has begun the process to quitclaim the property to Clover.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three and nine months ended September 30, 2022, and 2021
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

13. RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIOD

IFRS employs a conceptual framework that is similar to US GAAP.  However, significant differences exist in certain matters of recognition, measurement, and disclosure.  Pursuant to IAS 8, and with general application of and selected disclosures from IFRS 1, First Time Adoption ("IFRS 1"), the Company has applied IFRS retrospectively, and accordingly, has:

1. adjusted amounts reported previously in consolidated financial statements prepared in accordance with US GAAP;

2. reclassified the comparative financial statements to conform to the presentation of the current period financial statements; and

3. prepared a January 1, 2020 "opening IFRS balance sheet", by applying existing IFRS standards in effect at the release of these financial statements, with all adjustments to assets and liabilities charged or credited to retained earnings unless certain exemptions are applied.

Statement of Loss and Comprehensive Loss

As noted in these Interim Financial Statements, the Re-adoption was reflected in the September 30, 2021 interim consolidated financial statements, and for all subsequent periods.

While adoption of IFRS has not changed the Company's cash flows, it has resulted in changes to the Company's reported financial position, and results of operations in prior periods. See the Company's AFS for discussion and reconciliation of differences between IFRS and US GAAP for the years ended December 31, 2021, and 2020, and as at January 1, 2020, and related notes thereto.

The following financial statement impacts are reflected at December 31, 2020 (the opening balance of equity):

	Ref.	US GAAP	Adjustments	IFRS
Share capital	(i)	$69,865,410	$2,522,016	$72,387,426
Contributed surplus		6,075,498		6,075,498
Accumulated other comprehensive loss		(2,045,437)		(2,045,437)
Accumulated deficit	(i)	(39,933,586)	(2,522,015)	(42,455,601)
Total Equity		$33,961,885	$1	$33,961,886

(i) RTO Transaction

Pursuant to US GAAP, the RTO Transaction, was measured at the carrying value of the net assets of Winwell that were acquired and liabilities assumed ($568,739), less RTO transaction costs ($321,268); the result of which was an adjustment through share capital, reducing equity by $247,471, with the RTO transaction costs recorded as a charge to accumulated deficit.

The recognition and accounting treatment of the RTO Transaction pursuant to IFRS is to adjust the value of consideration paid ($2,769,486) for the value of Winwell's net assets acquired and liabilities assumed ($568,739) in determining a non-cash "listing expense" of $2,200,747, recorded to the consolidated statement of loss and comprehensive loss during the year ended December 31, 2017.

The effect of Re-adoption, and as reflected on the Opening Balance Sheet was an increase to accumulated deficit by $2,522,015, with a corresponding and offsetting increase to the value of share capital.